Exhibit 99.1

Envoy Medical Reports First Quarter 2024 Results

The Company, a current leader in fully implanted hearing devices, continues to steadily march towards its ambition of disrupting the existing cochlear implant industry with its “breakthrough” fully implanted cochlear implant.

WHITE BEAR LAKE, Minn., May 15, 2024 (GLOBE NEWSWIRE) -- Envoy Medical®, Inc. (“Envoy Medical”) (Nasdaq: COCH), a revolutionary hearing health company focused on fully implanted hearing devices, today announces its corporate and financial results for the first quarter ended March 31, 2024.

Financial and Corporate Highlights from Q1 2024

●	All three participants in the ongoing Early Feasibility Study (EFS) at Mayo Clinic (Rochester, MN) have completed their 12-month follow up visits, continue to be enrolled in the study, and report using their devices on a daily basis.

●	Company continues to field growing interest from both hearing health professionals and potential candidates about its investigational fully implanted cochlear implant. Company likely will have to turn away several leading cochlear implant institutions that have expressed interest in participating as a site in its next clinical study.

●	Company continues to advocate for its commercial Esteem® device, a fully implanted active middle ear implant, to be properly classified as a hearing prosthetic and not improperly as a hearing aid. The bi-partisan Hearing Device Coverage Clarification Act (H.R. 7254) has added co-sponsors and has continued to get attention.

●

Envoy Medical plans to file its application for an investigational device exemption (IDE) to begin its fully implanted cochlear implant pivotal clinical trial later in 2024. The Company filed an earlier version of an IDE application at the end of Q1, but decided to convert that IDE application to a “pre-submission” (sometimes referred to as a Q-submission). Strategically, this conversion allows for additional data collection on the three EFS participants, pending testing to be completed, and further interactive discussions with FDA.

●	Upon FDA approval, should it be granted, Envoy Medical intends to target a portion of the significantly under-penetrated adult cochlear implant market in the United States.

●	In March, the Company entered into a $10 million, five-year lending facility provided by existing investor and billionaire entrepreneur Glen Taylor. The facility is unsecured and does not provide for conversion into equity. Envoy Medical drew an initial $5 million on the facility at its origination. It is expected that the financing will support, among other things, the process of applying for an investigational device exemption (IDE) to begin a US-based pivotal clinical trial for its breakthrough fully implanted Acclaim® cochlear implant. The terms ensure the long-term commitment of Envoy Medical’s largest investor, instilling confidence in the Company’s direction and long-term positioning. Funds will be available as needed and bear interest at 8% over the term of the loan.

“Envoy Medical continues to make steady progress towards our goal of becoming a household name in the hearing loss market,” commented Brent T. Lucas, Envoy Medical’s Chief Executive Officer. “We strongly believe that Envoy Medical has a bright future ahead of it. We look forward to the prospect of disrupting the hearing industry with new competition and significant innovation.”

Financial Results for the Quarter Ended March 31, 2024

Revenue was $59 thousand compared to $78 thousand for the same period in 2023, the decrease is primarily due to a decrease in the number of battery replacement requests received during the three months ended March 31, 2024.

R&D expenses increased approximately $0.4 million for the three months ended March 31, 2024 compared to the three months ended March 31, 2023. The increase is primarily due to an increase in personnel and salary costs for the three months ended March 31, 2024, as we increased headcount across our clinical and engineering departments in preparation for our pivotal clinical study for the Acclaim Cochlear Implant (“Acclaim CI”).

Sales and marketing expenses decreased by $46 thousand for the three months ended March 31, 2024 as compared to the three months ended March 31, 2023. The decrease was due to a reduction in headcount.

General and administrative expenses increased by $0.7 million for the three months ended March 31, 2024 as compared to the three months ended March 31, 2023. The increase is primarily due to a $0.2 million increase in the cost of insurance coverage, and a $0.3 million increase in personnel-related costs, as we increased headcount in preparation for anticipated future growth, clinical study, and potential commercialization of the Acclaim CI.

As of March 31, 2024, cash and cash equivalents were approximately $4.9 million.

About the Fully Implanted Acclaim® Cochlear Implant

The Company believes the fully implanted Acclaim CI will be a first-of-its-kind fully implanted cochlear implant. Envoy Medical’s fully implanted technology includes a sensor designed to leverage the natural anatomy of the ear instead of a microphone to capture sound.

The Acclaim CI is designed to address severe to profound sensorineural hearing loss that is not adequately addressed by hearing aids. The Acclaim CI is expected to be indicated for adults who have been deemed adequate candidates by a qualified ear surgeon and audiologist.

The Acclaim Cochlear Implant received the Breakthrough Device Designation from the U.S. Food and Drug Administration (FDA) in 2019.

CAUTION The fully implanted Acclaim Cochlear Implant is an investigational device. Limited by United States law to investigational use.

About the Esteem® Fully Implanted Active Middle Ear Implant (FI-AMEI)

The Esteem fully implanted active middle ear implant (FI-AMEI) is the only FDA-approved, fully implanted hearing device for adults diagnosed with moderate to severe sensorineural hearing loss capable of delivering 24/7 hearing capability using the ear’s natural anatomy. The Esteem FI-AMEI requires no externally worn components and nothing is placed in the ear canal for it to function.* Unlike hearing aids, you never put it on or take it off.

*Once activated, the external Esteem FI-AMEI Personal Programmer is not required for daily use.

Important safety information for the Esteem FI-AMEI can be found at: https://www.envoymedical.com/safety-information.

Additional Information and Where to Find It

Copies of the documents filed by Envoy Medical with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-Looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. Such statements may include, but are not limited to, statements regarding the expectations of Envoy Medical concerning the outlook for its business, productivity, plans and goals for future operational improvements and capital investments, the availability and benefits of future funding, the Acclaim CI being the first to market fully implanted cochlear implant, the timing of Envoy Medical’s IDE submission and beginning of its clinical trial, the impact of proposed legislation on the hearing health market, reimbursement for the Esteem FI-AMEI device, and the Envoy Medical business, and future market conditions or economic performance, as well as any information concerning possible or assumed future operations of Envoy Medical. The forward-looking statements contained in this press release reflect Envoy Medical’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause its actual results to differ significantly from those expressed in any forward-looking statement. Envoy Medical does not guarantee that the transactions and events described will happen as described (or that they will happen at all). These forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to changes in the market price of shares of Envoy Medical’s Class A Common Stock; Envoy Medical’s success in retaining or recruiting, or changes required in, its officers, key employees or directors; unpredictability in the medical device industry, the regulatory process to approve medical devices, and the clinical development process of Envoy Medical products; competition in the medical device industry, and the failure to introduce new products and services in a timely manner or at competitive prices to compete successfully against competitors; disruptions in relationships with Envoy Medical’s suppliers, or disruptions in Envoy Medical’s own production capabilities for some of the key components and materials of its products; changes in the need for capital and the availability of financing and capital to fund these needs; changes in interest rates or rates of inflation; legal, regulatory and other proceedings could be costly and time-consuming to defend; changes in applicable laws or regulations, or the application thereof on Envoy Medical; a loss of any of Envoy Medical’s key intellectual property rights or failure to adequately protect intellectual property rights; the effects of catastrophic events, including war, terrorism and other international conflicts; and other risks and uncertainties set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements” in the Annual Report on Form 10-K filed by Envoy Medical on April 1, 2024, and in other reports Envoy Medical files with the SEC. If any of these risks materialize or Envoy Medical’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. While forward-looking statements reflect Envoy Medical’s good faith beliefs, they are not guarantees of future performance. Envoy Medical disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this press release, except as required by applicable law. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to Envoy Medical.

Investor Contact:
CoreIR
516-222-2560
investorrelations@envoymedical.com

ENVOY MEDICAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(In thousands, except share and per share amounts)

	March 31, 2024	December 31, 2023
Assets
Current assets:
Cash	$4,945	$4,218
Accounts receivable	189	70
Other receivables	32	176
Inventories	1,455	1,404
Prepaid expenses and other current assets	1,109	957
Total current assets	7,730	6,825
Property and equipment, net	317	351
Operating lease right-of-use assets (related party)	433	464
Total assets	$8,480	$7,640

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$913	$1,554
Accrued expenses	5,621	4,613
Product warranty liability, current portion	305	311
Operating lease liabilities (related party), current portion	157	158
Total current liabilities	6,996	6,636
Term loan payable (related party)	4,821	—
Product warranty liability, net of current portion	1,923	1,923
Operating lease liabilities (related party), net of current portion	378	404
Publicly traded warrant liability	1,509	332
Forward purchase agreement put option liability	—	103
Forward purchase agreement warrant liability	266	4
Total liabilities	15,893	9,402

Commitments and contingencies (see Note 14)

Stockholders’ deficit:
Series A Preferred Stock, $0.0001 par value; 10,000,000 shares authorized as of March 31, 2024 and December 31, 2023, respectively; 4,500,000 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	—	—
Class A Common Stock, $0.0001 par value; 400,000,000 shares authorized as of March 31, 2024 and December 31, 2023 respectively; 19,599,982 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	2	2
Additional paid-in capital	257,581	255,596
Accumulated deficit	(264,877)	(257,242)
Accumulated other comprehensive loss	(119)	(118)
Total stockholders’ deficit	(7,413)	(1,762)
Total liabilities and stockholders’ deficit	$8,480	$7,640

ENVOY MEDICAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(UNAUDITED)
(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2024	2023
Net revenues	$59	$78
Cost and operating expenses:
Cost of goods sold	153	175
Research and development	2,360	1,927
Sales and marketing	325	371
General and administrative	2,119	1,376
Total costs and operating expenses	4,957	3,849
Operating loss	(4,898)	(3,771)

Other income (expense):
Loss from changes in fair value of convertible notes payable (related party)	—	(9,377)
Change in fair value of forward purchase agreement put option liability	103	—
Change in fair value of forward purchase agreement warrant liability	(262)	—
Change in fair value of publicly traded warrant liability	(1,177)	—
Interest expense, related party	(36)	—
Other expense	—	(105)
Total other expense, net	(1,372)	(9,482)
Net loss	$(6,270)	$(13,253)

Net loss attributable to common stockholders, basic and diluted	$(6,270)	$(13,253)
Net loss per share attributable to common stockholders, basic and diluted	$(0.32)	$(1.31)

Weighted-average common stock outstanding, basic and diluted	19,599,982	10,122,581

Other comprehensive loss:
Foreign currency translation adjustment	(1)	—
Other comprehensive loss	(1)	—
Comprehensive loss	$(6,271)	$(13,253)

ENVOY MEDICAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(In thousands)

	Three Months Ended March 31,
	2024	2023
Cash flows from operating activities
Net loss	$(6,270)	$(13,253)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	34	27
Stock-based compensation	123	—
Change in fair value of convertible notes payable (related party)	—	9,377
Change in fair value of warrant liability (related party)	—	104
Change in fair value of publicly traded warrant liability	1,177	—
Change in fair value of forward purchase agreement warrant liability	262	—
Change in fair value of forward purchase agreement put option liability	(103)	—
Change in operating lease right-of-use assets (related party)	31	22
Change in inventory reserve	89	(14)
Changes in operating assets and liabilities:
Accounts receivable, net	(119)	(22)
Other receivables	144	28
Inventories	(140)	—
Prepaid expenses and other current assets	(43)	(37)
Accounts payable	(641)	1,018
Operating lease liabilities (related party)	(27)	(19)
Accrued expenses	(357)	(180)
Product warranty liability	(6)	(62)
Net cash used in operating activities	$(5,846)	$(3,011)

Cash flows from investing activities
Purchases of property and equipment	—	(59)
Deposit on equipment not yet placed in service	(109)	—
Net cash used in investing activities	$(109)	$(59)

Cash flows from financing activities
Proceeds from the issuance of convertible notes payable (related party)	—	4,000
Proceeds from the issuance of term loan (related party)	5,000	—
Proceeds from the sale of common stock associated with the forward purchase agreement, net of transaction costs	1,683	—
Net cash provided by financing activities	$6,683	$4,000

Effect of exchange rate changes on cash	(1)	1
Net increase in cash	727	931
Cash, beginning of year	4,218	183
Cash, end of year	$4,945	$1,114

Supplemental disclosures of cash flow information:
Cash paid for interest	$—	$—
Cash paid for income taxes	$—	$—

Non-cash investing and financing activities:
Deemed capital contribution from related party	$—	$1,952
Dividends on Series A Preferred Shares	$1,365	$—